Exhibit 99.1

MemberWorks Incorporated Becomes Vertrue Incorporated

    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 13, 2004--MemberWorks Incorporated (NASDAQ: MBRS), a leading marketing solutions company, announced today that it has completed its re-branding as Vertrue Incorporated (NASDAQ: VTRU). Shares are expected to begin trading under the new ticker symbol on Friday, October 15, 2004.
    "We have successfully evolved from a third-party marketer to a leading marketing solutions company," said Gary Johnson, president and chief executive officer of Vertrue Incorporated. "Vertrue represents our focus on consumer value, expansion into direct-to-consumer marketing, and new client marketing opportunities. Our tag line 'Get more out of life every day,' summarizes the direction we've taken."
    "Vertrue's name represents the brand's personality and virtues - integrity, growth and value - and will help us to continue to build the most dynamic consumer marketing company in the world," Mr. Johnson said.
    Vertrue is a category leader in both membership and loyalty programs, servicing approximately 18 million consumers in the United States and Canada.

    Membership

    Vertrue's membership programs are both subscription and transaction-based offerings focused on meeting consumer needs in large spending categories - healthcare, discounts, security and personals. Vertrue's programs offer everyday savings, event-oriented discounts, peace of mind, and unique consumer benefits. Programs are available in English, French and Spanish and are increasingly customized for specific client-customer segments or consumer communities.

    Loyalty

    Vertrue's loyalty programs provide clients with a wide range of benefits to offer or market to their customers and include stand-alone benefits, reward point accumulation and management, gift certificates, merchandise and travel reward redemption. Vertrue's versatility in designing loyalty strategies and providing turnkey execution is essential in supporting and promoting the client's brand.

    About Vertrue Incorporated

    Headquartered in Stamford, Conn., Vertrue Incorporated is a category leader in both membership and loyalty programs, bringing value direct to consumers through an array of benefits in healthcare, discounts, security and personals. With broad online and offline distribution capabilities, Vertrue offers its corporate client partners effective tools to enhance market presence, strengthen customer affinity and generate additional value.

    Any statements herein regarding the business of the Company that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. Forward looking statements include, but are not limited to, any projections of earnings, revenues or other financial items; any statements of the Company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the Company's future results include general economic and business conditions, the level of demand for the Company's products and services, increased competition and regulatory and legal matters and uncertainties. Additional discussion of these and other factors that could cause actual results to differ from those intended is contained in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.

    CONTACT: Vertrue Incorporated
             Sandy Nelson, 202-486-7575
             sandy.nelson@vertrue.com